UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 2, 2022
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LIVENT CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-38694	82-4699376
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1818 Market Street Philadelphia, Pennsylvania		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 215-299-5900
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Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LTHM	New York Stock Exchange

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act.

☐

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Facility
On September 1, 2022, Livent Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, Livent USA Corp. (together with the Company, the “Borrowers”), certain subsidiaries of the Borrowers party thereto as guarantors, the lenders (the “Lenders”) and issuing banks party thereto, Citibank, N.A., as administrative agent, and certain other financial institutions party thereto, (collectively, the “Credit Parties”). The Credit Agreement amended and restated the Company’s Credit Agreement, dated as of September 28, 2018, which provided for a $400 million senior secured revolving credit facility.
The Credit Agreement provides for a $500 million senior secured revolving credit facility, $50 million of which is available for the issuance of letters of credit for the account of the Borrowers, with an option to request, and subject to each Lender’s sole discretion, that the aggregate revolving credit commitments be increased to up to $700 million (the “Revolving Credit Facility”). The issuance of letters of credit and the proceeds of revolving credit loans made pursuant to the Revolving Credit Facility may be used for general corporate purposes, including capital expenditures and permitted acquisitions, of the Borrowers and their subsidiaries.
Amounts under the Revolving Credit Facility may be borrowed, repaid and re-borrowed from time to time until the final maturity date of the Revolving Credit Facility on September 1, 2027. Voluntary prepayments and commitment reductions under the Revolving Credit Facility are permitted at any time without payment of any prepayment fee upon proper notice and subject to minimum dollar amounts.
Revolving loans under the Credit Agreement will bear interest at a floating rate, which will be (i) a base rate, (ii) Adjusted Term SOFR (defined as the forward-looking SOFR term rate published by CME Group Benchmark Administration Limited plus 0.10% per annum subject to a floor of zero) or (iii) EURIBOR, plus, in each case, an applicable margin, as determined in accordance with the provisions of the Credit Agreement. Each Borrower on a joint and several basis is required to pay a commitment fee quarterly in arrears on the average daily unused amount of each Lender’s revolving credit commitment at a rate equal to an applicable percentage based on the Company’s first lien leverage ratio. The initial commitment fee is 0.25% per annum.
Certain of the Borrowers’ domestic material subsidiaries (the “Guarantors”) guarantee the obligations of the Borrowers under the Revolving Credit Facility. The obligations of the Borrower and the Guarantors are secured by all of the present and future assets of the Borrowers and the Guarantors, including the Borrowers’ facility and real estate in Bessemer City, North Carolina, subject to certain exceptions and exclusions as set forth in the Credit Agreement and other security and collateral documents.
The Credit Agreement contains financial and other covenants binding on the Borrowers and their subsidiaries, including a maximum first lien leverage ratio and minimum interest coverage ratio, and includes limitations on, among other things, liens, fundamental changes, debt, disposition of assets, investments, restricted payments, changes in the nature of the Borrowers’ business and transactions with affiliates. The Credit Agreement also contains certain representations, warranties and events of default, in each case as set forth in the Credit Agreement.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1    Exhibit 10.1 Amended and Restated Credit Agreement, dated September 1, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIVENT CORPORATION (Registrant)

By:	/s/ GILBERTO ANTONIAZZI
Gilberto Antoniazzi, Vice President and Chief Financial Officer
Date: September 2, 2022